Live Ventures Reports Fiscal Third Quarter 2024 Financial Results

LAS VEGAS, August 8, 2024 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its third fiscal quarter ended June 30, 2024.

Fiscal Third Quarter 2024 Key Highlights:
•Revenue increased 35.4% to $123.9 million, compared to $91.5 million in the prior year period
•Net loss was $2.9 million and diluted loss per share was $0.91, compared to prior year period net income of $1.1 million and diluted earnings per share (“EPS”) of $0.33
•Adjusted EBITDA¹ was $6.1 million, compared to $9.6 million in the prior year period
•Total assets of $436.8 million and stockholders’ equity of $92.7 million as of June 30, 2024
•Approximately $34.4 million of cash and availability under the Company’s credit facilities as of June 30, 2024

“Our third quarter revenue increased 35.4% compared to the prior year period, primarily driven by the strategic acquisitions of Precision Metal Works, Inc. (“PMW”) and CSF Holdings, LLC (“Central Steel”) as well as increases in revenue in the Retail-Flooring segment and Flooring Manufacturing segment,” commented David Verret, Chief Financial Officer of Live Ventures.

“We are pleased to see continued revenue growth in the third quarter,” stated Jon Isaac, President and Chief Executive Officer of Live Ventures. “Despite elevated interest rates contributing to industry-specific headwinds, we are unwavering in our commitment to adapting our businesses to navigate these challenges. We are confident in our business prospects and our long-term 'buy-build-hold' strategy, which highlights our dedication to creating sustainable growth and long-term value for our shareholders.”

Third Quarter FY 2024 Financial Summary (in thousands except per share amounts)

	During the three months ended June 30,
	2024	2023	% Change
Revenue	$ 123,878	$ 91,516	35.4%
Operating income	$ 1,131	$ 5,561	-79.7%
Net income (loss)	$ (2,855)	$ 1,060	-369.3%
Diluted earnings (loss) per share	$ (0.91)	$ 0.33	-375.8%
Adjusted EBITDA¹	$ 6,123	$ 9,575	-36.1%

Revenue increased approximately $32.4 million, or 35.4%, to approximately $123.9 million for the quarter ended June 30, 2024, compared to revenue of approximately $91.5 million in the prior year period. The increase is primarily attributable to the acquisitions of PMW, which was acquired during the fourth quarter of fiscal year 2023, and Central Steel, which was acquired in May 2024, which collectively added approximately $21.1 million, an increase of approximately $9.5 million in the Retail-Flooring segment, as well as an increase
¹ Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

of approximately $3.8 million in the Flooring Manufacturing segment. The increase was partially offset by decreased revenue of approximately $2.2 million in the Company’s other businesses due to general economic conditions.
Operating income was approximately $1.1 million for the quarter ended June 30, 2024, compared with operating income of approximately $5.6 million in the prior year period. The decrease in operating income is primarily attributable to the Retail-Flooring segment’s temporary inefficiencies associated with the acquisition of Carpet Remnant Outlet, Inc. (“CRO”) and Johnson Floor & Home (“Johnson”) by Flooring Liquidators, Inc. (“Flooring Liquidators”), which were acquired during the first quarter of fiscal year 2024. The decrease was also attributable to the Steel Manufacturing segment’s decrease in gross margin primarily due to reduced production efficiencies as a result of lower demand.
For the quarter ended June 30, 2024 net loss was approximately $2.9 million, and diluted loss per share was $0.91, compared with net income of approximately $1.1 million and diluted EPS of $0.33 in the prior year period. The change in net loss is attributable to lower operating income and higher interest expense, net of income taxes.
Adjusted EBITDA¹ for the quarter ended June 30, 2024 was approximately $6.1 million, a decrease of approximately $3.5 million, or 36.1%, compared to the prior year period. The decrease is primarily due to decreases in operating income.
As of June 30, 2024 the Company had total cash availability of $34.4 million, consisting of cash on hand of $4.7 million and availability under its various lines of credit of $29.7 million.
Third Quarter FY 2024 Segment Results (in thousands)

	During the three months ended June 30,
	2024	2023	% Change
Revenue
Retail - Entertainment	$ 16,503	$ 18,009	-8.4%
Retail - Flooring	36,981	27,449	34.7%
Flooring Manufacturing	31,264	27,424	14.0%
Steel Manufacturing	39,047	18,409	112.1%
Corporate & other	83	225	-63.1%
Total Revenue	$ 123,878	$ 91,516	35.4%

	During the three months ended June 30,
	2024	2023	% Change
Operating Income (loss)
Retail - Entertainment	$ 1,332	$ 1,548	-14.0%
Retail - Flooring	(1,498)	1,049	-242.8%
Flooring Manufacturing	1,856	2,022	-8.2%
Steel Manufacturing	1,370	2,703	-49.3%
Corporate & other	(1,929)	(1,761)	-9.5%
Total Operating Income	$ 1,131	$ 5,561	-79.7%

	During the three months ended June 30,
	2024	2023	% Change
Adjusted EBITDA¹
Retail - Entertainment	$ 1,575	$ 1,864	-15.5%
Retail - Flooring	(258)	$ 2,083	-112.4%
Flooring Manufacturing	2,797	2,935	-4.7%
Steel Manufacturing	3,102	3,534	-12.2%
Corporate & other	(1,093)	(841)	-30.0%
Total Adjusted EBITDA¹	$ 6,123	$ 9,575	-36.1%

Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	9.5%	10.3%
Retail - Flooring	-0.7%	7.6%
Flooring Manufacturing	8.9%	10.7%
Steel Manufacturing	7.9%	19.2%
Corporate & other	N/A	N/A
Total Adjusted EBITDA¹	4.9%	10.5%
as a percentage of revenue

Retail – Entertainment
Retail-Entertainment segment revenue for the quarter ended June 30, 2024 was approximately $16.5 million, a decrease of approximately $1.5 million, or 8.4%, compared to prior year period revenue of approximately $18.0 million in the prior year period. Revenue decreased primarily due to reduced consumer demand and a shift in sales mix toward used products, which generally have lower ticket sales with higher margins. The shift in sales mix also contributed to the increase in gross margin to 57.9% for the quarter ended June 30, 2024, compared to 54.7% for the prior year period. Operating income for the quarter ended June 30, 2024 was approximately $1.3 million, compared to operating income of approximately $1.5 million for the prior year period.
Retail – Flooring
The Retail-Flooring segment revenue for the quarter ended June 30, 2024, was approximately $37.0 million, an increase of approximately $9.5 million, or 34.7%, compared to prior year period revenue of approximately $27.4 million. The increase is primarily due to increased revenue in Flooring Liquidator's builder design and installation segment, Elite Builder Services, and the acquisitions of CRO and Johnson by Flooring Liquidators during the first quarter of fiscal year 2024. The gross margin for the quarter ended June 30, 2024 was 36.6%, compared to 37.8% for the prior year period. Operating loss for the quarter ended June 30, 2024 was approximately $1.5 million, compared to operating income of approximately $1.0 million for the prior year period. The increase in operating loss was primarily due to temporary inefficiencies associated with the acquisitions of CRO and Johnson in the current period.
Flooring Manufacturing
Revenue for the quarter ended June 30, 2024 was approximately $31.3 million, an increase of approximately $3.8 million, or 14.0%, compared to prior year period revenue of approximately $27.4 million. The gross margin was 24.7% for the quarter ended June 30, 2024, compared to 23.3% for the prior year period. The revenue and gross margin increases are primarily due to increased sales associated with the acquisition of the Harris Flooring Group® brands in the fourth quarter of fiscal year 2023. Operating income for the quarter ended June 30, 2024 was approximately $1.9 million, compared to operating income of approximately $2.0 million for the prior year. The decrease in operating income in the current year period was due to increased selling and marketing expense associated with the acquisition of the Harris Flooring Group® brands.
Steel Manufacturing
Revenue for the quarter ended June 30, 2024 was approximately $39.0 million, an increase of approximately $20.6 million or 112.1%, compared to the prior year period revenue of approximately $18.4 million. The increase is primarily due to increased revenue of approximately $19.2 million at PMW and approximately $1.9 million at Central Steel, partially offset by a $0.5 million decrease in the Company’s other Steel Manufacturing businesses. The gross margin was 15.8% for the quarter ended June 30, 2024, compared to 29.2% for the prior year period. The decrease in gross margin is primarily due to the acquisition of PMW, which has historically generated lower margins, as well as an overall decrease in margins in the Steel Manufacturing segment due to reduced production efficiencies as a result of lower demand. Operating income for the quarter ended June 30, 2024 was approximately $1.4 million, compared to operating income of approximately $2.7 million in the prior year period.
Corporate and Other
Revenue for the quarter ended June 30, 2024 was approximately $0.1 million, a decrease of approximately $0.1 million, or 63.1%, compared to the prior year period revenue of approximately $0.2 million. Operating loss for the quarter ended June 30, 2024 was approximately $1.9 million, compared to an operating loss of approximately $1.8 million in the prior year period.
Nine Months FY 2024 Financial Summary (in thousands except per share amounts)

	2024	2023	% Change
Revenue	$ 360,097	$ 251,624	43.1%
Operating Income	$ 3,834	$ 15,080	-74.6%
Net income (loss)	$ (6,818)	$ 4,462	-252.8%
Diluted earnings (loss) per share	$ (2.16)	$ 1.42	-252.1%
Adjusted EBITDA¹	$ 19,275	$ 26,300	-26.7%

Revenue increased approximately $108.5 million, or 43.1%, to $360.1 million for the nine months ended June 30, 2024, as compared to revenue of $251.6 million in the prior year period. The increase is primarily attributable to the acquisitions of PMW and Flooring Liquidators, which collectively added $110.2 million, as well as an increase of approximately $10.5 million in the Flooring Manufacturing segment. The increase was partially offset by decreased revenue of approximately $12.2 million in the Company’s other businesses due to general economic conditions.
Operating income decreased to $3.8 million for the nine months ended June 30, 2024, compared to $15.1 million in the prior year period. The decrease in operating income is primarily attributable to the Retail-Flooring segment’s temporary inefficiencies associated with the acquisitions of CRO and Johnson by Flooring Liquidators, which were acquired during the first quarter of fiscal year 2024. The decrease was also attributable to the Steel Manufacturing segment’s decrease in gross margin primarily as a result of the acquisition of PMW, which has historically generated lower margins, as well as an overall decrease in margins in the Steel Manufacturing segment due to reduced production efficiencies as a result of lower demand.
For the nine months ended June 30, 2024 net loss was $6.8 million and diluted loss per share was $2.16, compared with net income of $4.5 million and diluted EPS of $1.42 in the prior year period. The increase in net loss is attributable to lower operating income and higher interest expense related to the acquisitions of Flooring Liquidators and PMW, net of income taxes.
Adjusted EBITDA for the nine months ended June 30, 2024 was $19.3 million, a decrease of approximately $7.0 million, or 26.7%, compared to the prior year period. The decrease is primarily due to the decrease in operating income.

Nine Months FY 2024 Segment Results (in thousands)

	During the nine months ended June 30,
	2024	2023	% Change
Revenue
Retail - Entertainment	$ 53,930	$ 60,388	-10.7%
Retail - Flooring	103,332	48,218	114.3%
Flooring Manufacturing	94,689	84,195	12.5%
Steel Manufacturing	107,889	56,306	91.6%
Corporate & other	257	2,517	-89.8%
Total Revenue	$ 360,097	$ 251,624	43.1%

	During the nine months ended June 30,
	2024	2023	% Change
Operating Income (loss)
Retail - Entertainment	$ 6,305	$ 7,542	-16.4%
Retail - Flooring	(4,433)	833	-632.2%
Flooring Manufacturing	4,779	5,179	-7.7%
Steel Manufacturing	3,225	6,972	-53.7%
Corporate & other	(6,042)	(5,446)	-10.9%
Total Operating Income	$ 3,834	$ 15,080	-74.6%

	During the nine months ended June 30,

	2024	2023	% Change
Adjusted EBITDA¹
Retail - Entertainment	$ 7,441	$ 8,519	-12.7%
Retail - Flooring	(803)	3,194	-125.1%
Flooring Manufacturing	7,571	8,082	-6.3%
Steel Manufacturing	8,235	9,729	-15.4%
Corporate & other	(3,169)	(3,224)	1.7%
Total Adjusted EBITDA¹	$ 19,275	$ 26,300	-26.7%

Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	13.8%	14.1%
Retail - Flooring	-0.8%	6.6%
Flooring Manufacturing	8.0%	9.6%
Steel Manufacturing	7.6%	17.3%
Corporate & other	N/A	N/A
Total Adjusted EBITDA¹	5.4%	10.5%
as a percentage of revenue

Retail - Entertainment
Retail-Entertainment segment revenue for the nine months ended June 30, 2024 was approximately $53.9 million, a decrease of approximately $6.5 million, or 10.7%, compared to the prior year period revenue of approximately $60.4 million. The decrease in revenue is primarily due to reduced consumer demand and a shift in sales mix toward used products, which generally have lower ticket sales with higher margins. The shift in sales mix also contributed to the increase in gross margin to 57.3% for the nine months ended June 30, 2024, compared to 54.0% for the prior year period. Operating income for the nine months ended June 30, 2024 was approximately $6.3 million, compared to operating income of approximately $7.5 million for the prior year period.
Retail - Flooring
The Retail-Flooring segment consists of Flooring Liquidators, which was acquired in January 2023. Revenue for the nine months ended June 30, 2024 was approximately $103.3 million, an increase of approximately $55.1 million, or 114.3%, compared to the prior year period revenue of $48.2 million. The increase is due to the acquisition of Flooring Liquidators in the second quarter of fiscal year 2023 and the acquisitions of CRO and Johnson by Flooring Liquidators during the first quarter of fiscal year 2024. The gross margin for the nine months ended June 30, 2024 was 37.0%, compared to 37.6% for the prior year period. Operating loss for the nine months ended June 30, 2024 was approximately $4.4 million, compared to operating income of approximately $0.8 million for the prior year period. The increase in operating loss was primarily due to temporary inefficiencies associated with the acquisitions of CRO and Johnson in the current period.
Flooring Manufacturing

Revenue for the nine months ended June 30, 2024 was approximately $94.7 million, an increase of approximately $10.5 million, or 12.5%, compared to the prior year period revenue of approximately $84.2 million. The gross margin was 24.2% for the nine months ended June 30, 2024, compared to 21.8% for the prior year period. The increase in revenue and gross margin are primarily due to increased sales associated with the acquisition of the Harris Flooring Group® brands in the fourth quarter of fiscal year 2023. Operating income for the nine months ended June 30, 2024 was approximately $4.8 million, compared to operating income of approximately $5.2 million for the prior year period. The decrease in operating income was primarily due to increased selling and marketing expense associated with the acquisition of the Harris Flooring Group® brands.
Steel Manufacturing
Revenue for the nine months ended June 30, 2024 increased approximately $51.6 million or 91.6% to approximately $107.9 million, as compared to the prior year period revenue of $56.3 million. The increase is primarily due to increased revenue of approximately $55.1 million at PMW, which was acquired in the fourth quarter of 2023, and $1.9 million at Central Steel, which was acquired during May 2024, partially offset by a $5.4 million decrease in the Company’s other Steel Manufacturing businesses. The gross margin was 15.3% for the nine months ended June 30, 2024, compared to 27.4% for the prior year period. The decrease in gross margin is primarily due to the acquisition of PMW, which has historically generated lower margins, as well as overall decreased margins in the Steel Manufacturing segment due to reduced production. Operating income for the nine months ended June 30, 2024 was approximately $3.2 million, compared to operating income of approximately $7.0 in the prior year period.
Corporate and Other
Revenue for the nine months ended June 30, 2024 decreased by approximately $2.3 million to approximately $0.3 million. The decrease was primarily due to the closure of SW Financial in May 2023. Operating loss for the nine months ended June 30, 2024 was approximately $6.0 million, compared to an operating loss of approximately $5.4 million in the prior year period.

Non-GAAP Financial Information

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated, should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements
The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest “forward-looking” information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. Words such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements are intended to identify forward-looking statements. Live Ventures may also make forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. Live Ventures undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
About Live Ventures Incorporated
Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011 Jon Isaac, Chief Executive Officer and strategic investor, joined the Board of Directors of the Company and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:
Live Ventures Incorporated
Greg Powell, Director of Investor Relations
725.500.5597

gpowell@liveventures.com
www.liveventures.com

Source: Live Ventures Incorporated

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(dollars in thousands, except per share amounts)

June 30, 2024	September 30, 2023
	(Unaudited)	
Assets		
Cash	$ 4,711	$ 4,309
Trade receivables, net of allowance for doubtful accounts of $1.2 million at June 30, 2024 and $1.6 million at September 30, 2023	48,887	41,194
Inventories, net	129,478	131,314
Income taxes receivable	—	1,116
Prepaid expenses and other current assets	4,442	4,919
Total current assets	187,518	182,852
Property and equipment, net	82,671	80,703
Right of use asset - operating leases	59,687	54,544
Deposits and other assets	1,449	1,282
Intangible assets, net	26,359	26,568
Goodwill	79,132	75,866
Total assets	$ 436,816	$ 421,815
Liabilities and Stockholders' Equity		
Liabilities:		
Accounts payable	$ 31,262	$ 27,190
Accrued liabilities	34,774	31,826
Income taxes payable	624	—
Current portion of lease obligations - operating leases	12,938	11,369
Current portion of lease obligations - finance leases	347	359
Current portion of long-term debt	42,186	23,077
Current portion of notes payable related parties	5,400	4,000
Seller notes - related parties	2,500	—
Total current liabilities	130,031	97,821
Long-term debt, net of current portion	59,887	78,710
Lease obligation long term - operating leases	52,009	48,156
Lease obligation long term - finance leases	40,950	32,942
Notes payable related parties, net of current portion	5,929	6,914
Seller notes - related parties	39,661	38,998
Deferred taxes	8,974	14,035
Other non-current obligations	6,665	4,104
Total liabilities	344,106	321,680
Commitments and contingencies		
Stockholders' equity:		
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at June 30, 2024 and September 30, 2023, respectively, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,131,633 and 3,164,330 shares issued and outstanding at June 30, 2024 and September 30, 2023, respectively	2	2
Paid in capital	69,642	69,387
Treasury stock common 694,414 and 660,063 shares as of June 30, 2024 and September 30, 2023, respectively	(9,068)	(8,206)
Treasury stock Series E preferred 80,000 shares as of June 30, 2024 and September 30, 2023, respectively	(7)	(7)
Retained earnings	32,141	38,959
Total stockholders' equity	92,710	100,135
Total liabilities and stockholders' equity	$ 436,816	$ 421,815

LIVE VENTURES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except per share)

LIVE VENTURES INCORPORATED
NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net income (loss) to total Adjusted EBITDA¹ for the periods indicated (dollars in thousands):

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net (loss) income	$ (2,855)	$ 1,060	$ (6,818)	$ 4,462
Depreciation and amortization	4,349	3,683	12,832	9,978
Stock-based compensation	174	287	274	396
Interest expense, net	4,233	3,485	12,563	8,767
Income tax (benefit) expense	(968)	297	(2,409)	1,462
SW Financial settlement gain	—	(1,000)	—	(2,000)
Disposition of SW Financial	—	1,697	—	1,697
Acquisition costs	889	66	1,762	1,538
Debt acquisition costs	—	—	183	—
Disposition of Johnson	301	—	301	—
Other non-recurring charges	—	—	587	—
Adjusted EBITDA	$ 6,123	$ 9,575	$ 19,275	$ 26,300